Exhibit 99.2

PRESENTATION OF FINANCIAL AND OPERATING INFORMATION

The body of generally accepted accounting principles in the United States is commonly referred to as “GAAP.” A non-GAAP financial measure is generally defined by the Commission as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We disclose below non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA less capital expenditures. We provide a reconciliation of Adjusted EBITDA to net earnings. We also present certain ratios that are derived using Adjusted EBITDA, including leverage ratio and interest coverage ratio. The non-GAAP financial measures described herein are not a substitute for the GAAP measures of earnings or liquidity. We believe that Adjusted EBITDA reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe that these measures are widely used by investors and are useful indicators to measure our performance. You should also be aware that our use of certain of these non-GAAP measures might not be permitted in a filing with the Commission.

	Twelve Months Ended September 30		Nine Months Ended September 30				Year Ended December 31
	2014		2014		2013		2013		2012		2011(1)
	$ in millions (except per share amounts)
Non-GAAP Financial Measures:
Adjusted EBITDA(2)	916		667		489		738		542		574
Adjusted EBITDA less capital expenditures(3)	771		576		404		599		380		377
Leverage ratio(4)	1.90	x	1.90	x	2.82	x	2.41	x	3.38	x	3.24	x
Interest coverage ratio(5)	8.04	x	8.04	x	5.62	x	6.25	x	4.63	x	5.52	x

(1)	Our 2011 results were impacted by a non-cash goodwill impairment charge of $290 million recorded in our Ingalls segment. For more information about our goodwill impairment charge, see our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.
(2)	Adjusted EBITDA represents our earnings before interest, taxes, depreciation, amortization and a goodwill impairment charge recorded in our Ingalls segment in 2011. Adjusted EBITDA is not a recognized measure under GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. We believe that Adjusted EBITDA reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe that these measures are widely used by investors and are useful indicators to measure our performance. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For additional information regarding our use of Adjusted EBITDA, see “Presentation of Financial and Operating Information” above.

We provide below a reconciliation of Adjusted EBITDA to net earnings, its relevant GAAP equivalent.

	Twelve Months Ended September 30	Nine Months Ended September 30		Year Ended December 31
	2014	2014	2013	2013	2012	2011
	$ in millions
Net earnings	$377	$286	$170	$261	$146	$(100)
Depreciation and amortization(6)	231	156	151	226	184	184
Interest expense	114	83	87	118	117	104
Federal income taxes	194	142	81	133	95	96
Goodwill impairment charge	—	—	—	—	—	290	(1)

Adjusted EBITDA	$916	$667	$489	$738	$542	$574

(3)	See note (2) regarding our use of Adjusted EBITDA. Adjusted EBITDA less capital expenditures is not a measure recognized under GAAP. Adjusted EBITDA less capital expenditures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe Adjusted EBITDA less capital expenditures is an important measure for our investors because it provides insight into our current performance and period-to-period performance and our ability to generate cash from continuing operations. Adjusted EBITDA less capital expenditures may not be comparable to similarly titled measures of other companies. For additional information regarding our use of this measure, see “Presentation of Financial and Operating Information” above.
(4)	Leverage Ratio represents the ratio of total debt to Adjusted EBITDA.
(5)	Interest Coverage Ratio represents the ratio of Adjusted EBITDA to interest expense.
(6)	Depreciation and amortization excludes amortization of deferred financing fees.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization at September 30, 2014 on an actual basis and after giving effect to the proposed issuance of $600 million in aggregate principal amount of senior notes (the “New Notes”), the tender offer for any and all of our outstanding 6.875% Senior Notes due 2018 (the “2018 Notes”) and the related consent solicitation to amend or modify the terms of the indenture under which the 2018 Notes were issued (together, the “Transactions”). The capitalization table below should be read together with the financial data set forth in our consolidated financial statements, the notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Current Report on Form 8-K dated November 10, 2014, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

	September 30, 2014 Actual	After Giving Effect to the Transactions
	$ in millions
Cash and cash equivalents	$769	$717

Debt including current and long-term:
Senior Notes due 2018	600	—
Senior Notes due 2021	600	600
New Notes	—	600
Revolving credit facility(1)	—	—
Term loan	438	438
Other debt(2)	105	105

Total debt	1,743	1,743
Equity:
Common stock	1	1
Additional paid-in capital	1,907	1,907
Retained Earnings	492	467
Treasury stock	(232)	(232)
Accumulated other comprehensive loss	(506)	(506)
Total equity	1,662	1,637 (3)

Total capitalization	$3,405	$3,380

(1)	Our revolving credit facility provides for $650 million of borrowings, subject to customary borrowing conditions. As of September 30, 2014, it was unutilized except for $31 million of issued but undrawn letters of credit.
(2)	Our other debt consists of our Mississippi Industrial Revenue Bonds and our Gulf Opportunity Zone Industrial Development Revenue Bonds, each issued by the Mississippi Business Finance Corporation.
(3)	Reflects write-off of financing fees in connection with the tender offer.

RISK FACTORS

Risks Relating to the Notes

Our substantial debt exposes us to certain risks.

As of September 30, 2014 after giving effect to the Transactions, our total debt would have been approximately $1.743 billion. Despite our current level of debt, we and our subsidiaries may be able to incur significant additional debt, including secured debt, in the future. In addition, our revolving credit facility provides for $650 million of borrowings, subject to customary borrowing conditions. As of September 30, 2014, it was unutilized except for $31 million of issued but undrawn letters of credit. Although the indenture governing the 7.125% Senior Notes due 2021 and our Credit Facility contain restrictions on our and our subsidiaries’ ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the debt incurred in compliance with such restrictions could be substantial.

Our high degree of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under the Credit Facility are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our Credit Facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations to which we are subject under our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Credit Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Restrictive covenants in the indenture governing the 7.125% Senior Notes due 2021 and the Credit Facility may restrict our ability to pursue our business strategies.

The indenture governing the 7.125% Senior Notes due 2021 and the Credit Facility limit our ability, among other things, to:

•	incur additional debt;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our debt;

•	make investments;

•	sell assets;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, the Credit Facility limits our ability to incur indebtedness, create or assume liens, enter into sale and leaseback transactions, purchase or acquire investments, loans and advances and make capital expenditures. The Credit Facility also requires us to maintain certain financial ratios, including a minimum interest coverage ratio and a maximum leverage ratio. These restrictions may restrict our financial flexibility, limit strategic initiatives, restrict our ability to grow or limit our ability to respond to competitive changes. As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully execute our strategy and operate our business.

The indenture governing the notes contains only limited covenants.

The indenture governing the notes will contain limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens securing a significant amount of debt. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders and will not have protection against many actions that could diminish the value of the notes.

If we default on our obligations to pay our other debt, we may not be able to make payments on the notes.

Any default under the agreements governing our debt, including a default under the Credit Facility, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in the Credit Facility, we would be in default under the terms of the agreements governing such debt. In the event of such a default under the Credit Facility, including a failure to satisfy the minimum financial ratios:

•	the lenders under the Credit Facility could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, exercise remedies against their collateral, which includes substantially all of our assets; and

•	such default could cause a cross-default or cross-acceleration under our other debt.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

The notes will not be secured by any of our assets. However, the Credit Facility is secured and, therefore, our lenders thereunder and any holder of future secured debt we may incur will have a prior claim on our assets.

The notes will not be secured by any of our assets and, therefore, are effectively subordinated to all our secured obligations and the secured obligations of the subsidiary guarantors to the extent of the value of the assets securing such obligations. Our obligations and those of our guarantor subsidiaries under the Credit Facility are secured by substantially all our assets. If we become insolvent or are liquidated, or if the loans under the Credit Facility are accelerated, the lenders thereunder will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, those lenders have a prior claim on such assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy note holders’ claims in full. In addition, claims of the U.S. Navy for ships we are building for it may be prior to your claims under the notes in the event of an insolvency event. As of September 30, 2014, we had $438 million of outstanding secured debt and approximately $31 million in letters of credit issued but undrawn, and the remaining $619 million of the revolving secured credit facility portion of our Credit Facility was unutilized. In addition, the terms of the notes will allow us and our guarantor subsidiaries to secure significant amounts of additional debt with our assets, all of which would be effectively senior to the notes to the extent of the value of the assets securing such obligations.

Your rights as a note holder will be effectively subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

Our future subsidiaries may not guarantee the notes. Any liabilities of such subsidiaries, including any claims of trade creditors, debtholders, and preferred stockholders, if any, will be effectively senior to your claim as a holder of the notes and related guarantees. Subject to limitations in the Credit Facility and indenture governing the notes, such non-guarantor future subsidiaries may incur additional debt (and may incur other liabilities with limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor future subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us as the holder of the equity of these subsidiaries. As of September 30, 2014, our non-guarantor subsidiaries had no material assets or liabilities.

Our ability to meet our obligations under our debt depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct all of our operations through our subsidiaries. Consequently, our ability to service our debt is dependent, in part, upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations, as well as future agreements to which our subsidiaries may be a party.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control.

Under the indenture, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of a change of control to make the required repurchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes. In addition, we are limited in our ability to make a change of control payment for the notes under the Credit Facility, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

Insolvency and fraudulent transfer laws and other limitations may preclude the recovery of payment under the notes and the guarantees.

Federal bankruptcy and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the guarantees. Although laws differ among these jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees, and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court could find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. In addition, because the debt was incurred for our benefit, and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors did not receive fair value.

Different jurisdictions evaluate insolvency on various criteria. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the incurrence of the guarantees would not be held to constitute fraudulent transfers or conveyances on other grounds.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer or conveyance laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the notes.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes offered hereby.

Transfers of the notes will be restricted.

We are offering the notes in reliance upon exemptions from registration under the Securities Act and applicable state securities laws, and will not be required to register the notes under the Securities Act. As a result, you may not transfer or resell the notes except in a transaction registered in accordance with, or exempt from, these registration requirements. See “Transfer Restrictions.”

There is no established trading market for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.